Consent of Independent Registered Public Accounting Firm
The Board of Directors
BMC Stock Holdings, Inc.:

We consent to the use of our report dated March 15, 2016, with respect to the consolidated balance sheet of BMC Stock Holdings, Inc. and subsidiaries (formerly known as Building Materials Holding Corporation) as of December 31, 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the two‑year period ended December 31, 2014 incorporated by reference herein.
/s/ KPMG LLP
Boise, ID
March 22, 2016